Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Aetna Inc.

We consent to the use of our reports with respect to the consolidated financial statements and schedule and the effectiveness of internal controls over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.  Our reports dated February 28, 2008, covering the December 31, 2007 consolidated financial statements and the related financial statement schedule, and the effectiveness of internal control over financial reporting, refer to changes in accounting for employee benefit plans in 2006 and 2007 and uncertainty in income taxes and the Company’s method of classifying investments in 2007.

/s/ KPMG LLP

Hartford, Connecticut
December 5, 2008